UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 31, 2017 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)
Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01	Other Events.
As previously disclosed, following the satisfaction of the required performance criteria under the Amended and Restated Operating Agreement (the "Operating Agreement") of Heska Imaging US, LLC ("Heska Imaging"), the Heska Imaging unit holders who held 45.4% of Heska Imaging that we did not own (the "Imaging Minority") gave proper notice of their exercise of the put option to sell to us all of the Imaging Minority's position in Heska Imaging following the audit of our financial statements for 2016. For additional information concerning the ownership of the Imaging Minority, please refer to our definitive proxy statement filed under cover of Schedule 14A on March 24, 2017, under the caption "Significant Relationships and Transactions with Directors, Officers or Principal Stockholders - Related Party Transactions", which information is incorporated herein by reference. As anticipated, on May 31, 2017, we delivered payment in full for the Imaging Minority’s entire position in Heska Imaging (the "Put Payment"), electing to pay entirely with cash of approximately $13.8 million, which amount was approximately $0.8 million less than the value we could have paid had we determined to deliver a combination of cash and the maximum contractually allowable value of stock. We had the right to deliver up to 55% of the Put Payment in shares of our Public Common Stock, but such stock was to be valued based on 90% of market value and was limited to approximately 650 thousand shares. Following the Put Payment, which was paid with cash on hand and borrowings under our credit facility with Wells Fargo Bank, National Association, effective as of the close of business on May 31, 2017, Heska Imaging became our wholly owned subsidiary.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION, a Delaware corporation

Dated: June 6, 2017	By: /s/ John McMahon John McMahon Vice President, Chief Financial Officer